EXHIBIT 99.1
News Release

Press Release

Contact:
Sherice Bench
Chief Financial Officer
American Achievement Corporation
Sherice.bench@cbi-rings.com

EXPECTED OFFERING OF DEBT SECURITIES BY AAC GROUP HOLDING CORP.

AUSTIN, TX — November 9, 2004 — American Achievement Corporation (“American Achievement” or “the Company”) today announced that its parent company, AAC Group Holding Corp., expects to commence an offering under Rule 144A and Regulation S of $85 million aggregate gross proceeds of senior discount notes due 2012. The senior discount notes will be general unsecured obligations of AAC Group Holding Corp.

The net proceeds of the offering will be distributed to the stockholders of AAC Group Holding Corp. and used to repurchase a portion of the outstanding shares of common stock of AAC Group Holding Corp. Subject to acceptable market and interest rate conditions, the Company anticipates that AAC Group Holding Corp. will complete the offering this month.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. AAC Group Holding Corp. is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

American Achievement is a leading manufacturer and supplier of class rings, yearbooks, graduation products, achievement publications and recognition and affinity jewelry, each of which commemorates once-in-a-lifetime experiences. The Company’s two principal business segments are scholastic products and recognition and affinity products. The scholastic products division, which serves the high school, college and, to a lesser extent, elementary and junior high school markets, produces, markets and sells class rings, yearbooks and graduation products. American Achievement’s class rings are sold under the ArtCarved®, Balfour®, Keystone®, Master Class Rings® and R. Johns® brand names and its yearbooks are sold under the Taylor Publishing® brand name. The recognition and affinity products division produces, markets and sells achievement publications and recognition and affinity jewelry. The Company’s achievement publications consist of various titles including the Who’s Who® brand and The National Dean’s List®, and its recognition and affinity jewelry products include family jewelry and sports championship rings.

Forward-Looking Statements. Statements in this press release regarding the expected offering of senior discount notes are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including without limitation statements to the effect that AAC Group Holding Corp. or American Achievement or their respective management “believes,” “expects,” “anticipates,” “plans,” “looks forward” and similar expressions) should be considered forward-looking statements. Any forward-looking statements in these materials are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Neither AAC Group Holding Corp. nor American Achievement undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.